Exhibit 99.2

Full House Resorts Announces Pricing of $40 Million Public Offering of Common Stock

Las Vegas – March 25, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) (“Full House Resorts” or the “Company”), a developer, owner and operator of casinos and related hospitality and entertainment facilities in regional U.S. markets, today announced the pricing of an underwritten public offering of 6,015,000 shares of its common stock at a purchase price to the public of $6.65 per share. Additionally, in connection with the offering, Full House Resorts granted the underwriters a 30-day option to purchase up to an additional 902,250 shares of its common stock on the same terms and conditions. All of the securities in the offering are being sold by Full House Resorts. The offering is expected to close on or about March 29, 2021, subject to the satisfaction of customary closing conditions.

The gross proceeds from the offering to Full House Resorts are expected to be approximately $40 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Full House Resorts and excluding any exercise of the underwriters’ option to purchase additional shares of common stock.

Full House Resorts intends to use the net proceeds from the offering for development, working capital and general corporate purposes. Management believes that the improvement to the Company’s balance sheet with the net proceeds from this offering will significantly strengthen its application for the proposed American Place casino in Waukegan, Illinois. The Illinois Gaming Board has received three applications for such license, each endorsed by the City of Waukegan. The use of proceeds could also include construction of a new hotel tower and other amenities at the Company’s Silver Slipper Casino and Hotel. Certain regulatory approvals and entitlements are still required to enable such construction and there is no certainty as to the timing or receipt of such approvals.

Craig-Hallum Capital Group is acting as the sole book-running manager for the offering. Macquarie Capital, Roth Capital Partners and Union Gaming are acting as co-managers for the offering.

A shelf registration statement on Form S-3 (File No. 333-251778) relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) on December 29, 2020 and declared effective by the SEC on January 7, 2021. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering were filed with the SEC on March 24, 2021. A final prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and made available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado, and is one of three finalists for consideration by the Illinois Gaming Board to develop a casino in Waukegan, Illinois. For further information, please visit www.fullhouseresorts.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding, but not limited to, the anticipated closing of the offering and Full House Resorts’ expected uses of the proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Full House Resorts’ operations, markets, products and services. Full House Resorts identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of Full House Resorts’ most recent Annual Report on Form 10-K, as may be supplemented or amended by Full House Resorts’ subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and Full House Resorts undertakes no obligation to publicly release the results of any revision to such forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by applicable law.

To Learn More

Investors:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com